Exhibit 99.1

FDA Grants QIDP Designation to Neutrolin®, CorMedix Inc.’s Lead Product Candidate in the U.S.

CorMedix is Developing Neutrolin for the Prevention of Catheter Related Bloodstream Infections and Maintenance of Catheter Patency in Hemodialysis, Oncology and Intensive Care

BRIDGEWATER, N.J., January 29, 2015 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases, today announced that the U.S. Food and Drug Administration (FDA) has designated the company’s lead product candidate, Neutrolin® Catheter Lock Solution, as a Qualified Infectious Disease Product (QIDP) for oncology, hemodialysis and intensive care unit patients, where catheter-related blood stream infections and clotting can be life-threatening.

The QIDP designation will make Neutrolin eligible to benefit from certain incentives as provided under the Generating Antibiotic Incentives Now (GAIN) program. These incentives include FDA priority review, eligibility for fast-track status and, if ultimately approved by the FDA, Neutrolin would be eligible for an additional five-year extension of Hatch-Waxman patent exclusivity.

Neutrolin is a novel formulation of taurolidine, citrate and heparin 1000 u/ml that provides a combination preventative solution, decreases the triple threat of infection, thrombosis and biofilm to keep catheters operating safely and efficiently by optimizing catheter blood flow while minimizing infections and biofilm formation.  Neutrolin has CE mark approval for use in the European Union and was recently approved to enter a planned Phase 3 program in the United States.

“CorMedix is delighted that the FDA has given Neutrolin a QIDP designation further affirming the importance of addressing the serious medical need related to catheter infections,” said Randy Milby, CorMedix Chief Executive Officer. “The QIDP designation, combined with the recently achieved Fast Track designation, will strongly support our goal to bring Neutrolin® to the U.S. market as fast as possible.”

In order to achieve QIDP designation, a drug product must be intended to treat serious or life-threatening infections, particularly those infections caused by “qualified pathogens,” as determined by the FDA.  These pathogens include Staphylococcus aureus, Streptococcus species and Pseudomonas species, among others.  Neutrolin has shown antimicrobial activity against many of these qualified pathogens, several of which are known to pose a serious threat to the public health by causing blood-stream infections in hemodialysis, oncology, and intensive care patients.

Neutrolin’s QIDP status follows its receipt of Fast Track designation, granted earlier this month.  Neutrolin’s Fast Track designation provides CorMedix with the opportunity to meet with the FDA on a more frequent basis during the review process, and provides eligibility for priority review of the marketing application.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Investors:

Randy Milby

(908) 517-9489

Media:

Mike Beyer

Sam Brown Inc.

312-961-2502

mikebeyer@sambrown.com